Exhibit 99.1
www.mobilityelectronics.com
For Immediate Release
CONTACTS:
Tony Rossi
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com
Mobility Electronics Completes Sale of PCI Expansion and Docking Assets
Scottsdale, AZ, April 18, 2007 — Mobility Electronics, Inc. (NASDAQ: MOBE), a leading provider of innovative portable power and computing solutions, announced today the completion of the sale of substantially all of the assets of its PCI expansion and docking business. The hard assets of the business were sold to Mission Technology Group and the intellectual property assets were sold to a third-party in separate transactions. Details of the transactions were announced on February 22, 2007.
Following adjustments to the sale price of the intellectual property and the value of inventory sold in the transactions, the total net proceeds received by Mobility Electronics for the sale of these assets is $4.855 million. The total consideration consists of the following:
•	$825,000 in cash

•	Two secured promissory notes totaling $3.93 million

•	A 15% fully diluted equity interest in Mission Technology Group
Mobility Electronics will also receive an additional $100,000 upon the successful removal of legacy liens against the intellectual property involved in the sale.
Mission Technology Group will continue to operate out of San Diego and service all of the expansion and docking customers. More information can be found on Mission Technology Group at www.magma.com.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology.

Mobility Electronics

Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers other accessories for the mobile electronic device market, such as foldable keyboards.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, iGo and ...improving your mobile experience are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including contingent compensation to be received from the sale of the company’s expansion and docking business. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the failure to remove liens against intellectual property involved in the sale of the company’s expansion and docking business; and other factors detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
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